                                                        EXHIBIT 4.1



                          MORRISON KNUDSEN CORPORATION

                           DEFERRED COMPENSATION PLAN

                          (Effective January 1, 1998)

                               TABLE OF CONTENTS


ARTICLE I - PURPOSE AND BACKGROUND....................................1

ARTICLE II - DEFINITIONS..............................................1
     2.1  Account.....................................................1
     2.2  Account Accumulation Rate...................................1
     2.3  Administrative Committee....................................1
     2.4  Beneficiary.................................................1
     2.5  Board.......................................................2
     2.6  Cause.......................................................2
     2.7  Code........................................................2
     2.8  Compensation................................................2
     2.9  Compensation Committee......................................2
    2.10  Deferral Commitment.........................................2
    2.11  Deferral Period.............................................2
    2.12  Elective Deferred Compensation..............................3
    2.13  Employee....................................................3
    2.14  Employer....................................................3
    2.15  Financial Hardship..........................................3
    2.16  Moody's Minus One Hundred Fifty (150) Basis Points..........3
    2.17  Moody's Plus Fifty (50) Basis Points........................3
    2.18  Participant.................................................3
    2.19  Participation Agreement.....................................3
    2.20  Plan Benefit................................................3
    2.22  Rule of 70..................................................4
    2.22  Savings Plan................................................4
    2.23  Year of Service.............................................4

ARTICLE III - PARTICIPATION AND DEFERRAL COMMITMENTS..................4
     3.1  Eligibility and Participation...............................4
     3.2  Form of Deferral............................................4
     3.3  Limitations on Deferral Commitments.........................5
     3.4  Modification of Deferral Commitment.........................5

ARTICLE IV - DEFERRED COMPENSATION ACCOUNTS...........................5
     4.1  Accounts....................................................5
     4.2  Elective Deferred Compensation..............................5
     4.3  Interest on Accounts........................................5
     4.4  Matching Contributions......................................6
     4.5  Statement of Accounts.......................................6


ARTICLE V - PLAN BENEFITS.............................................6
  5.1  Distributions Prior to Termination of Employment...............6
  5.2  Distributions Following Termination of Employment..............7
  5.3  Form of Benefit Payment Following Termination of Employment....7
  5.4  Commencement of Deferral Payment...............................7
  5.5  Timing of Election.............................................8
  5.6  Death Benefit..................................................8
  5.7  Accelerated Distribution.......................................8
  5.8  Withholding for Taxes..........................................8
  5.9  Payment to Guardian............................................8

ARTICLE VI - BENEFICIARY DESIGNATION..................................9
  6.1  Beneficiary Designation........................................9
  6.2  Changing Beneficiary...........................................9
  6.3  Spousal Consent................................................9
  6.4  No Beneficiary Designation....................................10

ARTICLE VII - ADMINISTRATION.........................................10
  7.1  Committee; Duties.............................................10
  7.2  Agents........................................................10
  7.3  Binding Effect of Decisions...................................10
  7.4  Indemnity of Committee........................................10

ARTICLE VIII - CLAIMS PROCEDURE......................................11
  8.1  Claim.........................................................11
  8.2  Review of Claim...............................................11
  8.3  Notice of Denial of Claim.....................................11
  8.4  Reconsideration of Denied Claim...............................11
  8.5  Employer to Supply Information................................12

ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN.......................12
  9.1  Amendment.....................................................12
  9.2  Employer's Right to Terminate.................................12

ARTICLE X - MISCELLANEOUS............................................13
 10.1  Unfunded Plan.................................................13
 10.2  Unsecured General Creditor....................................13
 10.3  Trust Fund....................................................13
 10.4  Nonassignability..............................................13
 10.5  Not a Contract of Employment..................................13
 10.6  Protective Provisions.........................................13
 10.7  Governing Law.................................................13
 10.8  Validity......................................................14
 10.9  Notice........................................................14
10.10  Successors....................................................14

                         MORRISON KNUDSEN CORPORATION

                          DEFERRED COMPENSATION PLAN


                      ARTICLE I - PURPOSE AND BACKGROUND

     The purpose of this Deferred Compensation Plan (the "Plan") is to provide current tax planning opportunities for the retirement or death of employees of Morrison Knudsen Corporation ("Company"). The Plan shall be in addition to existing deferred compensation plans and arrangements maintained by the Company. The Plan is intended to aid in retaining and attracting employees of exceptional ability by providing them with these benefits. This Plan shall be effective as of January 1, 1998 (the "Effective Date").


                            ARTICLE II - DEFINITIONS

     For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1 Account. "Account" means the Account maintained by the Employer in accordance with Article IV and which consists of (i) any deferral of Compensation pursuant to this Plan; (ii) matching contributions made by the
Employer to this Plan; and (iii) earnings on all of the foregoing.   A
Participant's Account shall be utilized solely as a device for the determination and measurement of the amounts to be paid to the Participant pursuant to the Plan. Separate subaccounts shall be maintained to properly reflect the Participant's balance and earnings thereon. A Participant's Account shall not constitute or be treated as a trust fund of any kind.

2.2 Account Accumulation Rate. "Account Accumulation Rate" means the rate of imputed interest that shall be applied to a Participant's Account. This rate shall be equal to Moody's Plus Fifty (50) Basis Points if the Participant, before satisfying the Rule of 70, attaining age 65 or attaining age 55 with ten
(10) or more Years of Service, does not voluntarily terminate employment with the Employer or receive an accelerated distribution pursuant to Section 5.7, and if the Participant is not involuntarily terminated for Cause. If the Participant is terminated for Cause at any time or, before satisfying the Rule of 70, attaining age 65 or attaining age 55 with ten (10) or more Years of Service, either voluntarily terminates employment with the Employer or receives an accelerated distribution pursuant to Section 5.7, this rate shall be equal to Moody's Minus One Hundred Fifty (150) Basis Points. A termination of employment on account of a Participant's death or disability is not "voluntary" for purposes of this Plan.

2.3 Administrative Committee. "Administrative Committee" means the committee appointed to administer the employee benefit plans of the Company.

2.4 Beneficiary. "Beneficiary" means the person, persons or entity entitled under Article VI to receive any Plan benefits payable after a Participant's death.

2.5   Board.  "Board" means the Board of Directors of the Company.

2.6   Cause.  "Cause" means a Participant's:

      (i) Conviction of any criminal violation involving dishonesty, fraud or breach of trust;

      (ii) Willful engagement in any misconduct in the performance of his duties that materially injures Company, monetarily or otherwise;

      (iii) Performance of any act which, if known to Company's customer, clients or stockholders would materially and adversely affect Company's business; or

      (iv) Willful and substantial nonperformance of assigned duties (other than any such failure resulting from Participant's incapacity due to physical or mental illness) which has continued after the Board has given written notice of such nonperformance to Participant, which notice specifically identifies the manner in which the Board believes that Participant has not substantially performed his duties and which indicates the Board's intention to terminate Participant's employment because of such nonperformance. For purposes of clauses (ii) and (iv) of this Sec tion, no act or omission on Participant's part shall be deemed "willful" if committed or omitted in good faith and with a reasonable belief that his action was in the best interest of the Company.

2.7   Code. "Code" means the Internal Revenue Code of 1986, as amended.

2.8 Compensation. "Compensation" means the salary and bonuses payable to a Participant during the calendar year and considered to be "wages" for purposes of federal income tax with holding, before reduction for amounts deferred under this Plan, salary reduction contributions under IRC Section 401(k), or any other deferral arrangements. Compensation does not include expense reimbursements, any form of noncash compensation or benefits, imputed income, living allowances, tax allowances, other special allowances, overseas differentials, other project-oriented differentials, relocation allowances, short term disability paid by a third-party provider, administrator or insurer, group life insurance premiums, or any other payments or benefits other than normal compensation.

2.9 Compensation Committee. "Compensation Committee" means the Compensation Committee of the Board of Directors of the Company.

2.10 Deferral Commitment. "Deferral Commitment" means an election to defer Compensation made by a Participant pursuant to Article III and for which a separate Participation Agreement has been submitted by the Participant to the Administrative Committee.

2.11 Deferral Period. "Deferral Period" means the period over which a Participant has elected to defer a portion of his Compensation. Each calendar year shall be a separate Deferral Period, provided that the Deferral Period may be modified pursuant to Section 3.4.

2.12 Elective Deferred Compensation. "Elective Deferred Compensation" means the amount of Compensation that a Participant elects to defer pursuant to a Deferral Commitment.

2.13 Employee. "Employee" means an individual who is a common law employee of the Employer and who, under the applicable facts and circumstances, is either part of a select group of management or a highly compensated employee of the Employer.

2.14 Employer. "Employer" means Morrison Knudsen Corporation or any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Compensation Committee.

2.15 Financial Hardship. "Financial Hardship" means an immediate, unanticipated, heavy financial need of the Participant that the Participant cannot satisfy from other financial resources, including proceeds of any loans. The Administrative Committee shall determine whether a Financial Hardship exists on the basis of information supplied by the Participant in accordance with such standards as are, from time to time, established by the Administrative Committee. For purposes of this Plan, the education of a child or the purchase of a home will not constitute a Financial Hardship.

2.16    Moody's Minus One Hundred Fifty (150) Basis Points.  "Moody's Minus
One Hundred Fifty (150) Basis Points" means an annualized rate of interest equal to Moody's Composite Average of Yields on Corporate Bonds as determined from Moody's Bond Record published by Moody's Investor's Service, Inc. (or any successor thereto) or, if such report is no longer published, a substantially similar rate determined in a manner determined to be appropriate by the Compensation Committee, minus one and one-half percentage points (1.5%). The rate to be applied for purposes of this Plan, for any calendar year, shall be based on the published rate for the month of August for the immediately preceding calendar year.

2.17 Moody's Plus Fifty (50) Basis Points. "Moody's Plus Fifty (50) Basis Points" means an annualized rate of interest equal to Moody's Composite Average of Yields on Corporate Bonds as determined from Moody's Bond Record published by Moody's Investor's Service, Inc. (or any successor thereto) or, if such report is no longer published, a substantially similar rate determined in a manner determined to be appropriate by the Compensation Committee, plus one-half percentage point (0.5%). The rate to be applied for purposes of this Plan, for any calendar year, shall be based on the published rate for the month of August for the immediately preceding calendar year.

2.18 Participant. "Participant" means any individual who is participating or has participated in this Plan as provided in Article III.

2.19 Participation Agreement. "Participation Agreement" means the agreement submitted by a Participant to the Administrative Committee prior to the beginning of the Deferral Period, with respect to a Deferral Commitment made for such Deferral Period.

2.20 Plan Benefit. "Plan Benefit" means the benefit payable to a Participant as calculated in Article V.

2.22 Rule of 70. "Rule of 70" means the attainment by a Participant of a number of Years of Service and age which, when added together, equal or exceed 70.

2.22 Savings Plan. "Savings Plan" means the Morrison Knudsen Corporation Savings Plan, established January 1, 1986.

2.23 Year of Service. "Year of Service" means a year of service with the Employer as defined in, and accumulated under, the Savings Plan (i.e. 1,000 or more paid hours in a calendar year).


              ARTICLE III - PARTICIPATION AND DEFERRAL COMMITMENTS

3.1     Eligibility and Participation.

(a)     Eligibility. Before the Effective Date, the Compensation Committee will
        -----------
        designate a group of Employees who will be eligible to defer Compensation under this Plan. From time to time thereafter, the Compensation Committee, in its discretion, may designate additional Employees as eligible to defer Compensation under this Plan and may decide that certain Employees previously eligible will no longer be eligible to defer Compensation under this Plan. An Employee who has been designated as eligible to defer Compensation under this Plan will continue to be eligible to defer Compensation during subsequent Deferral Periods until (i) the Employee terminates employment with the Employer,
        (ii) the Compensation Committee decides that the Employer will no longer be eligible to defer Compensation under this Plan or (iii) this Plan is terminated either partially or completely, whichever occurs first.

(b)     Participation.  Each eligible Employee who has elected to defer
        -------------
        Compensation under this Plan shall be a Participant in this Plan. An eligible employee may elect to participate in the Plan with respect to a Deferral Period by submitting a Participation Agreement to the Administrative Committee by November 30 of the calendar year immediately preceding that Deferral Period. With respect to amounts payable commencing January 1 of any calendar year, the Administrative Committee, in its sole discretion, may allow an eligible employee to submit a Participation Agreement to the Administrative Committee by December 31 of the immediately preceding calendar year.

(c)     Part-Year Participation.  In the event that an Employee first becomes
        -----------------------
        eligible to participate during a calendar year, a Participation Agreement must be submitted to the Administrative Committee no later than thirty (30) days following notification to the Employee of eligibility to participate, and such Participation Agreement shall be effective only with regard to Compensation payable following the submission of the Participation Agreement to the Administrative Committee.

3.2 Form of Deferral. A Participant may elect Deferral Commitments in the Participation Agreement as follows:

(a)     Salary Deferral Commitment.  A salary Deferral Commitment shall be
        --------------------------
        related to the salary payable by the Employer to a Participant during the Deferral Period. The amount to be deferred shall be stated as a percentage.

(b)     Bonus Deferral Commitment.  A bonus Deferral Commitment shall be
        -------------------------
        related to the bonus Compensation payable to the Participant during the Deferral Period. The amount to be deferred shall be stated as a percentage.

3.3 Limitations on Deferral Commitments. The following limitations shall apply to Deferral Commitments:

(a)     Minimum.  The minimum salary deferral amount shall be five percent (5%)
        -------
        of salary for each pay period. The minimum bonus deferral amount shall be five percent (5%) of bonus in a bonus Deferral Commitment.

(b)     Maximum.  The maximum deferral amount shall be fifty percent (50%) of
        -------
        salary in a salary Deferral Commitment and one hundred percent (100%) of bonus in a bonus Deferral Commitment.

(c)     Changes in Minimum or Maximum.  The Administrative Committee may change
        -----------------------------
        the minimum or maximum deferral amounts from time to time by giving written notice to all Participants. No such change may affect a Deferral Commitment made prior to the Administrative Committee's action.

3.4 Modification of Deferral Commitment. A Deferral Commitment shall be irrevocable except that the Administrative Committee may permit a Participant to reduce the amount to be deferred, or waive the remainder of the Deferral Commitment upon a finding that the Participant has suffered a Financial Hardship.


                  ARTICLE IV - DEFERRED COMPENSATION ACCOUNTS

4.1 Accounts. For record keeping purposes only, an Account shall be maintained for each Participant. Separate alternative subaccounts shall be maintained to the extent necessary to properly reflect the crediting of different Account Accumulation Rates to the Participant's Account.

4.2 Elective Deferred Compensation. A Participant's Elective Deferred Compensation shall be credited to the Participant's Account as the corresponding nondeferred portion of the Compensation becomes or would have become payable. Any withholding of taxes or other amounts with respect to deferred Compensation which is required by state, federal or local law shall be withheld from the Participant's nondeferred Compensation to the maximum extent possible with any excess being withheld from the Participant's Account.

4.3 Interest on Accounts. The Accounts shall be credited with interest at the applicable Account Accumulation Rate specified in Section 2.2, compounded daily. The applicable Account Accumulation Rate shall be adjusted annually effective January 1 of each year, based upon the published rate for the month of August of the immediately preceding calendar year.

4.4 Matching Contributions. Each calendar year, the Company shall credit a matching contribution to the Plan on behalf of each Participant who is an active Employee of the Employer on the last day of such year equal to one hundred percent (100%) of such Participant's Compensation that was deferred in such calendar year to either (A) the Plan as Elective Deferred Compensation or (B) the Savings Plan as a "Salary Deferral" as defined thereunder. The matching contribution required to be credited under this Section 4.4 for a given year shall be credited as of the last day of the calendar year and shall be reduced by the amounts, if any, the Employer contributes on behalf of the Participant as a matching contribution under the Savings Plan. The foregoing to the contrary notwithstanding, in no event shall the total of Employer Matching Contributions for a Participant under the Savings Plan and matching contributions under this
Section 4.4 for a given year exceed five percent (5%) of such Participant's Compensation for such year as limited by Code (S)401(a)(17).

4.5 Statement of Accounts. The Administrative Committee shall provide to each Participant, within a reasonable time after the close of each calendar quarter, and at such other time as determined by the Administrative Committee, a statement setting forth the balance to the credit of the Account maintained for the Participant.


                           ARTICLE V - PLAN BENEFITS

5.1 Distributions Prior to Termination of Employment. A Participant's Account may be distributed to the Participant prior to termination of employment as follows:

(a)     Early Withdrawals.  A Participant may elect in a Participation
        -----------------
        Agreement to withdraw all or any portion of the amount deferred by that Participation Agreement, as of a date specified in the election. Such date shall not be sooner than seven (7) years after the date the Deferral Period commences. The amount withdrawn shall not exceed the amount of Compensation deferred, without interest. Such election shall be made at the time the Deferral Commitment is made and shall be irrevocable.

(b)     Hardship Withdrawals.  Upon a finding that a Participant has suffered a
        --------------------
        Financial Hardship, the Administrative Committee may, in its sole discretion, make distributions from the Participant's Account. The amount of such a withdrawal shall be limited to the amount reasonably necessary to meet the Participant's needs resulting from the Financial Hardship. If payment is made due to Financial Hardship under this Plan, the Participant's deferrals under this Plan shall cease until the beginning of a new Deferral Period. Any resumption of the Participant's deferrals under the Plan after such period shall be made only at the election of the Participant in accordance with
     Article III herein.

(c)  Form of Payment and Time.  Any distribution pursuant to Section 5.1(a) or
     ------------------------
     5.1(b) shall be payable in a lump sum. The distribution shall be paid in the case of a partial withdrawal, as provided in the Participation Agreement, and in case of a Financial Hardship, within thirty (30) days after the determination of a Financial Hardship.

5.2  Distributions Following Termination of Employment.

(a) If a Participant terminates employment with the Employer because of death or disability or after satisfying the Rule of 70, attaining age 65 or attaining age 55 with ten (10) or more Years of Service and the Participant is not terminated for Cause, the Account Accumulation Rate on such Participant's Account shall be a rate equal to Moody's Plus Fifty (50) Basis Points. Such rate, as adjusted annually, shall apply from the date the Participant first deferred any Compensation to all amounts in the Participant's Account, except any amounts distributed to the Participant in an accelerated distribution under
Section 5.7.

(b) If a Participant voluntarily terminates employment with the Employer before satisfying the Rule of 70, attaining age 65, or attaining age 55 with ten (10) or more Years of Service, or if a Participant's employment with the Employer is involuntarily terminated for Cause at any time, the Account Accumulation Rate on such Participant's Account shall be adjusted, effective as of the date the Participant first deferred any Compensation, to a rate equal to Moody's Minus One Hundred Fifty (150) Basis Points. Such rate, as adjusted annually, shall apply retroactively from the date the Participant first deferred any Compensation to all amounts in the Participant's Account, whether previously distributed or not. A termination of employment on account of a Participant's death or disability is not "voluntary" for purposes of this Plan.

(c) Upon a Participant's termination of employment with the Employer for any reason for a period of at least five (5) days, the Employer shall pay the Participant, or Participant's Beneficiary in the case of death, benefits equal to the balance in the Participant's Account, after the adjustment described in
Section 5.2(b), if applicable.

5.3  Form of Benefit Payment Following Termination of Employment.

(a) Subject to Section 5.3(b), benefits shall be paid in the form selected by the Participant at the time of the Deferral Commitment. Options include:

     (i)  A lump sum payment.

     (ii) Equal annual installments of the Account and Interest amortized over a period of five (5), ten (10), or fifteen (15) years.

(b)  Small Account(s).  Notwithstanding Section 5.3(a), if a Participant's
     ----------------
     Account is under fifty thousand dollars ($50,000) on the date of his termination of employment, the benefit shall be paid in a lump sum.

5.4  Commencement of Deferral Payment.

(a) Subject to 5.4(b), benefits shall commence as elected by the Participant. Options are:

     (i) Payments to commence as soon as practical after termination but in no case more than sixty (60) days after termination.

     (ii) Payment to commence as soon as practical in the calendar year following termination but in no case more than ninety (90) days after the beginning of the calendar year.


(b) Notwithstanding 5.4(a), a Participant who is a "covered employee" as defined in IRS Section 162(m)(3) shall receive his first benefit payment as if the Participant had elected option 5.4(a)(ii) above.

5.5 Timing of Election. As long as the election is made and filed with the Administrative Committee at least twelve (12) full months prior to termination of employment, a Participant may elect to change the form of benefit payment or the timing of benefit commencement. In no case may a Participant change an election in the 12 months preceding termination of employment.

5.6 Death Benefit. Upon the death of a Participant, the Employer shall pay to the Participant's Beneficiary an amount equal to the remaining unpaid balance of the Participant's Account in a lump sum.

5.7 Accelerated Distribution. Notwithstanding any other provision of the Plan, at any time a Participant shall be entitled to receive, upon written request to the Committee, a lump sum distribution equal to ninety percent (90%) of the Account balance as of the date on which the Committee receives the written request. Provided, however, that if the Participant has not satisfied the Rule of 70, attained age 65 or attained age 55 with ten (10) or more Years of Service, the Account Accumulation Rate on such Participant's Account shall be adjusted before the distribution, retroactively effective as of the date the Participant first deferred any Compensation, to a rate equal to Moody's Minus One Hundred Fifty (150) Basis Points. The remaining balance shall be forfeited by the Participant. The amount payable under this section shall be paid in a lump sum within thirty (30) days following the receipt of the notice by the Committee from the Participant. Such Participant shall not be eligible to participate until the beginning of a new Deferral Period beginning not less than twelve (12) months after the date of the accelerated distribution.

5.8 Withholding for Taxes. To the extent required by the law in effect at the time payments are made, the Employer shall withhold from the payments made hereunder any taxes required to be withheld by the federal or any state or local government, including any amounts which the Employer determines are reasonably necessary to pay any generation-skipping transfer tax which is or may become due. A beneficiary, however, may elect not to have withholding of federal income tax pursuant to
Section 3405(a)(2) of the Internal Revenue Code, or any successor provision thereto.

5.9 Payment to Guardian. The Administrative Committee may direct payment to the duly appointed guardian, conservator, or other similar legal representative of a Participant or Beneficiary to whom payment is due. In the absence of such a legal representative, the Committee may, in its sole and absolute discretion, make payment to a person having the care and custody of a minor, incompetent or person incapable of handling the disposition of property upon proof satisfactory to the Administrative Committee of incompetency, minority, or incapacity. Such distribution shall completely discharge the Administrative Committee from all liability with respect to such benefit.


                     ARTICLE VI - BENEFICIARY DESIGNATION

6.1 Beneficiary Designation. Subject to Section 6.3, each Participant shall have the right, at any time, to designate one (1) or more persons or an entity as Beneficiary (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of the Participant's death prior to complete distribution of the Participant's Account. Each Beneficiary designation shall be in a written form prescribed by the Administrative Committee and shall be effective only when filed with the Administrative Committee during the Participant's lifetime.

6.2 Changing Beneficiary. Subject to Section 6.3, any Beneficiary designation may be changed by a Participant without the consent of the previously named Beneficiary by the filing of a new designation with the Committee. The filing of a new designation shall cancel all designations previously filed.

6.3 Spousal Consent. If the Participant is married, the following rules shall apply:

(a) Designation by a married Participant of a primary Beneficiary other than the Participant's spouse shall not be effective unless the spouse executes a written consent that acknowledges the effect of the designation, or it is established the consent cannot be obtained because the spouse cannot be located.

(b) A married Participant's primary Beneficiary designation may be changed by a Participant with the consent of the Participant's spouse as provided for in
     Section 6.3(a) by the filing of a new designation with the Committee.

(c) If the Participant's marital status changes after the Participant has designated a Beneficiary, the following shall apply:

     (i) If the Participant is married at the time of death but was unmarried when the designation was made, the designation shall be void unless the spouse has consented to it in the manner prescribed in Section 6.3(a).

     (ii) If the Participant is unmarried at the time of death but was married when the designation was made:

            a) The designation shall be void if the spouse was named as Beneficiary.

            b) The designation shall remain valid if a nonspouse Beneficiary was named.

     (iii) If the Participant was married when the designation was made and is married to a different spouse at death, the designation shall be void unless the new spouse has consented to it in the manner prescribed above.

6.4 No Beneficiary Designation. If any Participant fails to designate a Beneficiary in the manner provided above, if the designation is void, or if the Beneficiary designated by a deceased Participant dies before the Participant or before complete distribution of the Participant's benefits, the Participant's Beneficiary shall be the person in the first of the following classes in which there is a survivor:

(a)  The Participant's spouse;

(b) The Participant's children in equal shares, except that if any of the children predeceases the Participant but leaves issue surviving, then such issue shall take by right of representation the share the parent would have taken if living;

(c)  The Participant's estate.


                         ARTICLE VII - ADMINISTRATION

7.1 Committee; Duties. This Plan shall be administered by the Administrative Committee. The Administrative Committee shall consist of at least three (3) individuals appointed by the Compensation Committee. The Administrative Committee shall have the authority to amend (but not terminate) the Plan, (subject to Section 9.1 thereof), interpret and enforce all appropriate rules and regulations for the administration of the Plan and decide or resolve any and all questions, including interpretations of the Plan, as may arise in such administration. A majority vote of the Administrative Committee members shall control any decision. Members of the Administrative Committee may be Participants under this Plan.

7.2 Agents. The Administrative Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel who may be counsel to the Company.

7.3 Binding Effect of Decisions. The decision or action of the Administrative Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

7.4 Indemnity of Committee. The Company shall indemnify and hold harmless the members of the Administrative Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan on account of such person's service on the Committee, except in the case of gross negligence or willful misconduct.


                        ARTICLE VIII - CLAIMS PROCEDURE

8.1 Claim. The Administrative Committee shall establish rules and procedures to be followed by Participants and Beneficiaries in (a) filing claims for benefits, and (b) for furnishing and verifying proofs necessary to establish the right to benefits in accordance with the Plan, consistent with the remainder of this Article. Such rules and procedures shall require that claims and proofs be made in writing and directed to the Administrative Committee.

8.2 Review of Claim. The Administrative Committee shall review all claims for benefits. Upon receipt by the Administrative Committee of such a claim, it shall determine all facts which are necessary to establish the right of the claimant to benefits under the provisions of the Plan and the amount thereof as herein provided within ninety (90) days of receipt of such claim. If prior to the expiration of the initial ninety (90) day period, the Administrative Committee determines additional time is needed to come to a determination on the claim, the Committee shall provide written notice to the Participant, Beneficiary or other claimant of the need for the extension, not to exceed a total of one hundred eighty (180) days from the date the application was received.

8.3 Notice of Denial of Claim. In the event that any Participant, Beneficiary or other claimant claims to be entitled to a benefit under the Plan, and the Administrative Committee determines that such claim should be denied in whole or in part, the Committee shall, in writing, notify such claimant that the claim has been denied, in whole or in part, setting forth the specific reasons for such denial. Such notification shall be written in a manner reasonably expected to be understood by such claimant and shall refer to the specific sections of the Plan relied on, shall describe any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, and where appropriate, shall include an explanation of how the claimant can obtain reconsideration of such denial.

8.4  Reconsideration of Denied Claim.

(a) Within sixty (60) days after receipt of the notice of the denial of a claim, such claimant or duly authorized representative may request, by mailing or delivery of such written notice to the Administrative Committee, a reconsideration by the Administrative Committee of the decision denying the claim. If the claimant or duly authorized representative fails to request such a reconsideration within such sixty (60) day period, it shall be conclusively determined for all purposes of this Plan that the denial of such claim by the Administrative Committee is correct. If such claimant or duly authorized representative requests a reconsideration within such sixty (60) day period, the claimant or duly authorized representative shall have thirty (30) days after filing a request for reconsideration to submit additional written material in support of the claim, review pertinent documents, and submit issues and comments in writing.

(b) After such reconsideration request, the Administrative Committee shall determine within sixty (60) days of receipt of the claimant's request for reconsideration whether such denial of the claim was correct and shall notify such claimant in writing of its determination. The written notice of decision shall be in writing and shall include specific reasons for the decision, written in a manner calculated to be understood by the claimant, as well as specific references to the pertinent Plan provisions on which the decision is based. In the event of special circumstances determined by the Administrative Committee, the time for the Administrative Committee to make a decision may be extended by an additional sixty (60) days upon written notice to the claimant prior to the commencement of the extension.

8.5 Employer to Supply Information. To enable the Administrative Committee to perform its functions, the Employer shall supply full and timely information to the Administrative Committee of all matters relating to the retirement, death or other cause for termination of employment of all Participants, and such other pertinent facts as the Administrative Committee may require.


                ARTICLE IX - AMENDMENT AND TERMINATION OF PLAN

9.1 Amendment. The Administrative Committee may at any time amend the Plan by written instrument, notice of which is given to all Participants and to any Beneficiaries to whom a benefit is due, subject to the following:

(a)  Preservation of Account Balance.  No amendment shall reduce the amount
     -------------------------------
     accrued in any Account to the date such notice of the amendment is given.

(b)  Changes in Earnings Rate.  No amendment shall reduce the applicable Account
     ------------------------
     Accumulation Rate to be credited after the date of the amendment to the amount already accrued in any Account and any Deferred Compensation credited to the Account under Deferral Commitments already in effect on that date.

9.2 Employer's Right to Terminate. The Compensation Committee may at any time partially or completely terminate the Plan if, in its judgment, the tax, accounting or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of Employer.

(a)  Partial Termination.  The Compensation Committee may partially terminate
     -------------------
     the Plan by declaring a partial termination, by instructing the Administrative Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. If such a partial termination occurs, the Plan shall continue to operate and be effective with regard to amounts deferred to Accounts prior to the effective date of such partial termination.

(b)   Complete Termination.  The Compensation Committee may completely terminate
      --------------------
      the Plan by declaring a complete termination, by instructing the Administrative Committee not to accept any additional Deferral Commitments, and by terminating all ongoing Deferral Commitments. If such a complete termination occurs, the Plan shall cease to operate and Employer shall pay out each Account in a lump sum. Payments shall be made within sixty (60) days after the Compensation Committee terminates the Plan and earnings shall continue to be credited on the unpaid Account balance.


                           ARTICLE X - MISCELLANEOUS

10.1 Unfunded Plan. This plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of "management or highly-compensated employees" within the meaning of Sections 201, 301 and 401 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2 Unsecured General Creditor. Participants and Beneficiaries shall be unsecured general creditors, with no secured or preferential right to any assets of the Employer or any other party for payment of benefits under this Plan. Any life insurance policies, annuity contracts or other property purchased by the Employer in connection with this Plan shall remain its general, unpledged and unrestricted assets. The Employer's obligation under the Plan shall be an unfunded and unsecured promise to pay money in the future.

10.3 Trust Fund. At its discretion, the Employer may establish one (1) or more trusts, with such trustees as the Compensation Committee may approve, for the purpose of providing for the payment of benefits owed under the Plan. Although such a trust may be irrevocable, its assets shall be held for payment of all the Company's general creditors in the event of insolvency or bankruptcy. To the extent any benefits provided under the Plan are paid from any such trust, the Employer shall have no further obligation to pay them. If not paid from a trust, such benefits shall remain the obligation of the Employer.

10.4 Nonassignability. Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and nontransferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.5 Not a Contract of Employment. This Plan shall not constitute a contract of employment between the Employer and the Participant. Nothing in this Plan shall give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge a Participant at any time.

10.6 Protective Provisions. A Participant will cooperate with the Employer by furnishing any and all information requested by the Employer in order to facilitate the payment of benefits here under, and by taking such other action as may be requested by the Employer.

10.7 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Idaho, except as preempted by federal law.

10.8 Validity. In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

10.9 Notice. Any notice required or permitted under the Plan shall be sufficient if in writing and hand delivered or sent by registered or certified mail. Such notice shall be deemed as given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Mailed notice to the Administrative Committee shall be directed to the Company's address. Mailed notice to a Participant or Beneficiary shall be directed to the individual's last known address in the Employer's records.

10.10 Successors. The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.